COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
     IN PEOPLES INDEX FUND, INC. AND THE STANDARD &
     POOR'S 500 COMPOSITE STOCK PRICE INDEX


     EXHIBIT A:
     _______________________________________________
    |           |                 |   STANDARD     |
    |           |                 |  & POOR'S 500  |
    |  PERIOD   |     PEOPLES     |COMPOSITE STOCK |
    |           |   INDEX FUND    | PRICE INDEX *  |
    |-----------|-----------------|----------------|
    |  1/2/90   |          10,000 |         10,000 |
    | 10/31/90  |           8,688 |          8,855 |
    | 10/31/91  |          11,542 |         11,814 |
    | 10/31/92  |          12,684 |         12,990 |
    | 10/31/93  |          14,521 |         14,927 |
    | 10/31/94  |          14,976 |         15,502 |
    | 10/31/95  |          18,823 |         19,596 |
    |----------------------------------------------|

     *Source:  Lipper Analytical Services, Inc.